Exhibit (m)(6)


                            RULE 12b-1 FEE AGREEMENT

[Date]

Quasar Distributors, LLC
615 East Michigan Street
Milwaukee, WI 53202

[Recipient's Name and Address]

Ladies and Gentlemen:

         This letter will confirm our understanding and agreement with respect to Rule 12b-1 payments to be made to you pursuant to the dealer agreement between you and us (the "Dealer Agreement") which entitles you to serve as a selected dealer of the fund(s) set forth on Exhibit A to this Agreement (the "Funds").

         1. Pursuant to Distribution Plans adopted by the Funds pursuant to Rule 12b-1 of the Investment Company Act of 1940 (the "Plans") and the Dealer Agreement, we will remit to you on a monthly basis (within ten business days following the end of the month to which such payments relate) Rule 12b-1 payments as described in each applicable Fund's prospectus and Exhibit A to this Agreement; provided, however, that no Rule 12b-1 payments shall be due to you unless and until we receive such payments from the applicable Fund. Rule 12b-1 payments are in consideration of distribution and marketing services and/or services provided by you to shareholders of the Funds (including furnishing services and assistance to your customers who invest in and own shares) including, but not limited to, answering routine inquiries regarding the Funds and assisting in changing account designations and addresses.

         2. You agree that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the National Association of Securities Dealers, Inc.

         3. At the end of each month, you shall furnish us with a written report or invoice detailing all amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended. In addition, you shall furnish us with such other information as shall reasonably be requested by the Board of Directors of the Funds with respect to the fees paid to you pursuant to this Agreement.

         4. This Agreement may be terminated by the vote of (a) a majority of shareholders, or (b) a majority of the Funds' Disinterested Directors, on 60 days' written notice, without payment of any penalty. In addition, this Agreement will be terminated by any act that terminates the Plans or the Dealer Agreement and shall terminate immediately in the event of its assignment. This Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer's accounts following your receipt of such notice.

         5. This Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plans are approved at least annually by a vote of the Board of Directors of the Funds. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.


QUASAR DISTRIBUTORS, LLC


By:
   --------------------------------------
James Schoenike, President



ACCEPTED:


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(Dealer or Service Provider Name)

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(Street Address)

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(City)(State)(ZIP)

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(Telephone No.)

-----------------------------------------
(Facsimile No.)


By:
   --------------------------------------
(Name and Title)

                                   SCHEDULE A

         For all services rendered pursuant to the Dealer Agreement, we shall pay you a fee equal to 0.25% per annum of the average daily net assets of Class A Shares, 0.75% per annum of the average daily net assets of Class B Shares and 0.75% per annum of the average daily net assets of Class C Shares of the following Funds which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer's dealer or service provider of record. We shall make the determination of the net asset value of each class of shares of each Fund, which determination shall be made in the manner specified in the Fund's current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plans.


PORTICO FUNDS, INC.

         Large Cap Growth Fund